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                                                                  Exhibit (p)(3)

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                            Legal, Audit & Compliance
                                    (GRAPHIC)

                            Threadneedle Investments

                                 Code of Ethics

                                   MARCH 2006

THIS DOCUMENT IS THE PROPERTY OF THREADNEEDLE INVESTMENTS. IT CONTAINS REFERENCES TO POLICIES AND PROCEDURES THAT ARE CONFIDENTIAL. THIS DOCUMENT IS NOT TO BE COPIED AND MAY NOT BE PASSED TO ANYONE OTHER THAN A CURRENT THREADNEEDLE INVESTMENTS EMPLOYEE WITHOUT THE EXPRESS CONSENT OF THREADNEEDLE COMPLIANCE TEAM.

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PREFACE

(PHOTO OF SIMON DAVIES)

Threadneedle operates in a service industry and the core of such an industry is the people who work within it.

Our successes as a firm - effective marketing and sales, fund management performance and good client service - are all a product of the quality and the performance of individuals in the firm working together, supported by the operations, systems and infrastructure we have built.

Likewise, the strength of Threadneedle's reputation is also the product of the integrity and competence of each individual within Threadneedle and their contribution to the firm's operating and controls environment.

In constructing the regulatory regime in the UK the regulators already recognised the importance of the actions and contributions of individuals within the industry to the orderly and proper management of UK financial services businesses such as Threadneedle. Furthermore, since Threadneedle International (TINTL) was registered as an Investment Adviser with the US regulator (SEC) on 4th June 2004, we are now also subject to SEC regulations.

In 2004, the SEC adopted a new rule and related rule amendments under the Investment Advisers Act of 2004 that require registered advisers to adopt a Code of Ethics with effect from 1 February 2005.

This present document constitutes Threadneedle's Code of Ethics. It describes the requirements of the regulator with which both Threadneedle and each supervised person within the firm must comply. These requirements form the ethical standards to which we will be held by the regulators. However, my message is that we should, when reviewing the standards within the Code of Ethics, think above and beyond the expectations of the regulators.

Generally, our customers and other professionals with whom we deal expect us to operate to the highest possible standards of efficiency, performance and integrity and to treat them fairly. Unless we can match and exceed those standards, which are the standards of our key competitors, we cannot hope to retain and increase customer loyalty and brand value for Threadneedle in the UK, US and International markets.

Threadneedle's Investment Adviser Code of Ethics therefore forms an integral part of Threadneedle's proposition to its customers and to the market place. We expect these standards to be applied appropriately to all aspects of Threadneedle's businesses. They will also form guiding principles for the approach of senior management in measuring the integrity and the effectiveness of the performance of staff in the firm.

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Consequently I ask you to read the Code carefully, ensure that you understand it fully and take it onboard in your day-to-day activities on behalf of Threadneedle.


/s/ Simon Davies
Simon Davies
Chief Executive

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SUMMARY OF CONTENTS

1.   Introduction

     1.1  Overview

     1.2  Required Standards of Business Conduct

2.   Fiduciary Obligations

3.   The Statements of Principle for Supervised Persons

4.   Threadneedle's Personal Account Dealing Code incorporating Insider Dealing

5.   Threadneedle's Gifts & Benefits Policy

6.   Threadneedle HR policies & guidelines

7.   Supervised Persons - definition and scope

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1. INTRODUCTION

1.1 OVERVIEW

As a condition of your continued employment with Threadneedle and your association with Threadneedle International Ltd, you are required to read, understand, and fully comply with this Code of Ethics. The Code of Ethics also incorporates into its terms and requirements the provisions of other important documents to which you are subject; namely, Threadneedle's Compliance Manual (specific policies - see sections 4 & 5) and Threadneedle's Staff Handbook (specific policies - see section 6).

It is your personal responsibility and accountability to avoid any conduct that could create a conflict, or even the appearance of a conflict, with our clients' interests, or do anything that could damage or erode the trust our clients place in Threadneedle. This is the spirit of the Code of Ethics. Every person has the absolute obligation to comply with both the letter and the spirit of the Code. Failure to comply with its spirit is just as much a violation as a failure to comply with the written provisions of the Code. In this regard, you should also be aware that it is impossible for the Code of Ethics to cover every situation you may encounter. In those situations that are not specifically covered by the Code we must follow the spirit of the Code. If you are uncertain as to the appropriate course of action you should take, you should seek immediate assistance from your line manager, Compliance contact, or HR representative. If the Code of Ethics is silent on a particular matter, it does not authorise conduct that violates the spirit of the Code.

The Code covers not only the activities you perform on a day-to-day basis, but also your personal securities transactions as well as those of certain of your family members and entities (such as corporations, trusts, or partnerships) that you may be deemed to control or influence.

Appropriate sanctions will be imposed for violations of the Code of Ethics. Sanctions may include bans on personal trading, financial penalties, disgorgement of trading profits, suspension of employment, and/or termination of employment. Repeat violations of the Code will result in progressively stronger sanctions. Self-reporting a violation of the Code will be considered in determining the appropriate sanction for the violation.

This Code will be provided to all individuals who are subject to its terms. After you receive and review the Code you must certify that you have received, read and understand the document and agree that you are subject to it and will comply with it. You will also be required to provide similar certifications when the Code is amended. On an annual basis you will also be asked to provide a re-certification and certify that you have complied with the Code during the past year.

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1.2 REQUIRED STANDARDS OF BUSINESS CONDUCT

Under this Code of Ethics all supervised persons of TINTL must comply with the following standards of business conduct: -

     - Compliance with all applicable laws and regulations, including the federal securities laws and our fiduciary obligations;

     -    Compliance with this Code of Ethics;

     - Compliance with Threadneedle's Compliance Manual (specifically Personal Account Dealing, Insider Dealing and Gifts & Benefits)

     - Compliance with Threadneedle's Staff Handbook (specifically the following Threadneedle policies and guidelines:)

               -    Equal Opportunities,

               -    Disciplinary Policy,

               -    Harassment & Bullying policy,

               -    Whistleblowers policy,

The Investment Advisers Act of 1940 imposes a fiduciary duty on an investment adviser (TINTL) to act in utmost good faith with respect to its clients, and to provide full and fair disclosure of all material facts, particularly where the adviser's interests may conflict with the client's. TINTL has a duty to deal fairly and act in the best interests of its clients at all times.

As Threadneedle employees, you are also subject to Compliance & HR policies and procedures adopted by the firm. You are responsible for being familiar with and complying with these policies and procedures.

The Code of Ethics specifically addresses personal securities trading activities in an effort to detect and prevent illegal or improper transactions and it also deals with the acceptance of gifts and benefits.

Under this Code of Ethics you have a duty to promptly report any violation or apparent violation of the Code of Ethics to the Compliance Director. This duty exists whether the violation or apparent violation is yours or that of another employee. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. Threadneedle prohibits retaliation against individuals who report violations or apparent violations of the Code in good faith and will treat any such retaliation as a further violation of the Code. However, it must be understood that supervised persons who violate the Code are subject to sanctions for the violation even if they report the violation.

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2. FIDUCIARY PRINCIPLES

The following general fiduciary principles shall govern your activities and the interpretation and administration of these rules:

               - The interests of our clients must be placed first at all times.

                    It is part of Threadneedle's day-to-day culture and philosophy that the needs of customers are at the forefront of our minds when developing products, our sales and marketing strategies, and our ongoing relationships and communications with customers. It follows therefore, that throughout any day-to-day work, or project that Threadneedle is involved in (whether that project is ultimately owned by Threadneedle or not), that the requirements as to it "Treating Customers Fairly" are embedded in the process.

                    For example, the FSA regards senior management as accountable for ensuring that customers are treated fairly and that product design properly considers the risks to the customer and the management of conflicts of interests that the product provider may have in designing and distributing its products. This culture, in turn, must flow down and be embedded into Threadneedle's day-to-day dealings with customers, whether through marketing material to dealing with customer complaints.

               - All personal trading transactions must be conducted in line with the rules contained within Threadneedle's Personal Account Dealing Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

               - You should never use your position with the company, or information acquired during your employment, in your personal trading in a manner that may create a conflict or the appearance of a conflict between your personal interests and the interest of the company or its customers and clients. If such a conflict or potential conflict arises, you must report it immediately to the Compliance Director.

               - Company personnel should not take inappropriate advantage of their positions.

In connection with providing investment management services to clients, this includes prohibiting any activity which directly or indirectly:

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     -    Defrauds a client in any manner;

     -    Misleads a client, including any statement that omits material facts;

     -    Operates or would operate as a fraud or deceit on a client;

     -    Functions as a manipulative practice with respect to a client; and

     -    Functions as a manipulative practice with respect to securities.

These rules do not identify all possible conflicts of interest, and literal compliance with each of the specific provisions of this Code of Ethics will not shield company personnel from liability for personal trading or other conduct that is designed to circumvent its restrictions or violates a fiduciary duty to our clients.

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3. THE STATEMENTS OF PRINCIPLE FOR SUPERVISED PERSONS

APPLICATION

The Statements of Principle apply to all Supervised Persons. Many of the principles and practices described are regarded by Threadneedle as fundamental precepts of behaviour and will be reflected directly or indirectly in its policies, procedures and business practices. Furthermore, to the extent that a Supervised Person relies upon or is responsible for others conducting regulated activities for Threadneedle, then it is likely that they can only meet the requisite standards under the Statements of Principle by ensuring so far as practicable, that those who they manage apply the same.

Threadneedle will take action for a culpable breach of a principle (i.e. disciplinary action) - that is, a deliberate breach of a statement of principle or conduct which is below that which is reasonable in all the circumstances. The Statements of Principle must be applied generally by Supervised Persons to their conduct.

THE STATEMENTS OF PRINCIPLE

                            STATEMENT OF PRINCIPLE 1

A supervised person must act with integrity in carrying out their function.

                            STATEMENT OF PRINCIPLE 2

A supervised person must act with due skill, care and diligence in carrying out their function.

                            STATEMENT OF PRINCIPLE 3

A supervised person must observe proper standards of market conduct in carrying out their function.

                            STATEMENT OF PRINCIPLE 4

A supervised person must deal with the FSA and with other regulators (SEC) in an open and co-operative way and must disclose appropriately any information of which the FSA (and SEC) would reasonably expect notice.

The conclusion is that a Supervised Person must test their own behaviour and the decisions that they make against the Statements of Principle.

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4. PERSONAL ACCOUNT DEALING CODE INCORPORATING INSIDER DEALING CODE

As a Threadneedle employee, you are required to comply with compliance policies and procedures. Under this Code of Ethics, all supervised persons of TINTL must comply with Threadneedle's Personal Account Dealing Code and Insider Dealing Code which forms part of the Compliance Manual and is available to you on the Compliance Department's intranet site.

You are expected to read and understand this policy (click below)

     -    Personal Account Dealing Code

     -    Insider Dealing Code

Should you have any questions relating to any aspect of this policy please contact Firmwide Compliance.

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5. GIFTS & BENEFITS POLICY

As a Threadneedle employee, you are required to comply with compliance policies and procedures. Under this Code of Ethics, all supervised persons of TINTL must comply with Threadneedle's Gifts & Benefits policy which forms part of the Compliance Manual and is available to you on the Compliance Department's intranet site.

You are expected to read and understand this policy (click below)

     -    Gifts & Benefits Policy

Should you have any questions relating to any aspect of this policy please contact Firmwide Compliance.

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6. HR POLICIES & GUIDELINES

Under this Code of Ethics, all supervised persons of TINTL must comply with certain business standards. The Staff Handbook available to you on the intranet is designed to guide the personal business ethics of all of us. However, the following company policies specifically form part of Threadneedle's Code of Ethics to which you are subject.

You are expected to read and understand these policies: -

          -    Equal Opportunities

          -    Disciplinary Policy,

          -    Harassment & Bullying policy,

          -    Whistleblowers policy,

Should you have any questions relating to any aspect of these HR policies please contact your HR representative.

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7. SUPERVISED PERSON

DEFINITION

A supervised person includes:-

          1. Directors, Officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions)

          2.   Employees of the adviser

          3. Any other person who provides advice on behalf of the adviser and is subject to the adviser's supervision and control

SCOPE

A supervised person of Threadneedle International Limited (TINTL) therefore includes:-

     -    TINTL Board members (all)

     -    TINTL Approved Persons (all)

     -    Investment floor (all staff including secretaries)

     -    Controls Group (all)

     -    Investment Operations (all)

     -    Strategic Alliances (all)

     -    BCP (all)

     -    Risk & Strategy (all)

     -    Investment Communications (all)

     -    Distribution (some)

     -    Finance (some)

     -    IT (some)

     -    HR (some)